UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2014

General Steel Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-33717	41-2079252
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Level 21, Tower B, Jia Ming Center
No. 27 Dong San Huan North Road
Chaoyang District, Beijing, China 100020

(Address of principal executive offices)

Registrant’s telephone number, including area code:

+ 86 (10) 57757691

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 3.02 Unregistered Sales of Equity Securities.

On July 14, 2014, General Steel Holdings, Inc., a Nevada corporation (the “Company”), entered into a Subscription Agreement (the “Subscription Agreement”) with Zuosheng Yu (the “Investor”), the Company’s Chief Executive Officer and a member of the Company’s Board of Directors, relating to a private placement (the “Private Placement”) of the Company’s common stock, par value $0.001 per share (“Common Stock”). Pursuant to the Subscription Agreement, the Investor agreed to purchase from the Company and the Company agreed to sell to the Investor five million (5,000,000) shares of Common Stock at a purchase price of $1.50 per share (the “Purchase Price”), for an aggregate amount of $7,500,000.00, subject to closing conditions set forth in the Subscription Agreement, including obtaining requisite approval from the Company’s stockholders, pursuant to applicable New York Stock Exchange rules (“Stockholder Approval”). The Company expects to obtain Stockholder Approval and close the Private Placement during August, 2014. The Purchase Price represents a 23% premium to the volume weighted average closing price of the Common Stock from March 5, 2014 to July 11, 2014, which ranged from $0.90 to $1.47 per share of Common Stock during the period.

The purchase and sale of the Common Stock detailed above is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder (“Regulation D”), based upon the representations made by the Investor that he was an “accredited investor” (as such term is defined under Rule 501 of Regulation D) and that he was purchasing such securities without a present view toward a distribution of the securities. In addition, there was no general advertisement conducted by the Company in connection with the sale of the securities.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description

10.1	Subscription Agreement dated as of July 14, 2014 and entered into by and between the Company and Zuosheng Yu

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

General Steel Holdings, Inc.

By:	/s/ John Chen
Name:	John Chen
Title:	Chief Financial Officer

Dated: July 18, 2014